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                   [MILLER & CHEVALIER, CHARTERED LETTERHEAD]

                                                              November 17, 1997

Freeport-McMoRan Inc.
1615 Poydras Street
New Orleans, LA  70161

Ladies and Gentlemen:

     We have reviewed the IMC Global Inc. Registration Statement on Form S-4, dated November 12, 1997, which includes the Joint Proxy Statement and Prospectus of IMC Global Inc. and Freeport-McMoRan Inc. (the "Prospectus") and the Freeport-McMoRan Sulphur Inc. Registration Statement on Form S-1, dated November 12, 1997, relating to the merger of Freeport-McMoRan Inc. into IMC Global Inc. (the "Merger"), and the distribution of Freeport-McMoRan Sulphur Inc. common stock in the Merger, respectively.

     This will confirm that our opinions are set forth under the headings "Certain United States Federal Income Tax Consequences" in the Prospectus and "Certain Federal Income Tax Consequences" in the Form S-1, and such discussions are fair, complete, and accurate in all material respects. Our opinions are subject to the qualifications stated under each heading.

     We consent to the use of this opinion as an exhibit to the Form S-4 Registration Statement and the Form S-1 Registration Statement filed with the SEC in connection with the Merger and the distribution of Freeport-McMoRan Sulphur Inc. common stock, and to the references to us as tax counsel to FTX in such filings.

                                             Very truly yours,

                                             MILLER & CHEVALIER, CHARTERED



                                             By: /s/ Thomas W. Mahoney, Jr.
                                                ----------------------------
                                                Thomas W. Mahoney, Jr.